Exhibit 4.21

Working Capital Loan Agreement

Borrower: [Company Name]
Primary Business Address: [Address]
Contact: [Contact Name]
Phone: [Phone Number]
Fax: [Fax Number]
Email: [Email Address]

Lender: [Bank Name, Branch]
Primary Business Address: [Address]
Contact: [Contact Name]
Phone: [Phone Number]

Date of Signing: February 21, 2024

Whereas:

The Borrower, due to the need for capital turnover, has applied to the Lender for a working capital loan. Upon review, the Lender agrees to provide the loan in accordance with the terms and conditions of this contract. To clarify the rights and obligations of both parties, and in compliance with the relevant laws, regulations, and rules of the People’s Republic of China, the parties have jointly agreed upon this contract.

Part One: Business Terms

Type of Loan: Short-term Working Capital Loan
Loan Amount: [Amount in Numbers]
Purpose of Loan: For daily operational turnover.

Loan Term: From the date of the first disbursement until [Term Duration] thereafter. The actual disbursement date and repayment date are based on the dates recorded in the loan documents (loan certificate) issued by both the Lender and the Borrower. The final repayment date shall not exceed the agreed loan term in this contract. The loan document (loan certificate) is an integral part of this contract and cannot be separated.

Loan Interest Rate:

(1) RMB Loan Interest Rate:

The loan interest rate for each disbursement under this contract is calculated as the one-year Loan Prime Rate (LPR) published by the National Interbank Funding Center on the day before the actual disbursement date + [Basis Points] basis points (BPS). If the calculated interest rate is less than 0%, it shall be deemed as 0%. (The Loan Prime Rate is an annual interest rate and can be checked on the National Interbank Funding Center and the website of the People’s Bank of China.)

Once a loan is disbursed under this contract, if there is an adjustment to the Loan Prime Rate during the loan term, the loan interest rate will remain unchanged, and it is a fixed interest rate.

Interest Repayment Method: Monthly interest repayment, with the interest due on the [Day] of each month; the loan principal and interest repayment is made together for each disbursement under this contract.

Penalty Interest Rate:

(1) The penalty interest rate for overdue payments under this contract is [Percentage]% higher than the current loan interest rate.

(2) The penalty interest rate for unauthorized use of the loan proceeds is [Percentage]% higher than the current loan interest rate.

If the loan currency is foreign, any other agreement specified in the foreign currency interest rate supplementary contract or foreign currency interest rate amendment contract signed by both parties to this contract shall apply.

Loan Drawdown Period: From [Start Date] to [End Date]. The initial disbursement is to be made on or before [End Date].

Prepayment Penalty: [Percentage]% of the total outstanding amount or [Amount in Numbers] (in words: [Amount in Words]).

Minimum Principal Amount for Early Repayment: [Amount in Numbers] (in words: [Amount in Words]).

Account Opening: Non-special account model:

(1) General Settlement Account:

●	Bank: [Bank Name, Branch]

●	Account Name: [Company Name]

●	Account No.: [Account Number]

(2) Fund Repatriation Account:

●	Bank: [Bank Name, Branch]

●	Account Name: [Company Name]

●	Account No.: [Account Number]

Part Two: General Terms

Article 1: Borrowing

The Borrower irrevocably agrees and confirms that the Lender has the right, in the event of changes in laws, regulations, and policies, or due to government macroeconomic and monetary policies, financial regulatory policies, or based on market conditions, fund positions, financial costs, the Lender’s own business needs, the Borrower’s performance capability, or financial condition, to adjust, increase, or impose new conditions for loan disbursement, or to temporarily defer, reduce, or cancel the disbursement, and notify the Borrower.

The borrowing under this contract must be used for the purposes specified in this contract, and the Borrower shall not divert or misappropriate the loan for fixed asset investments, equity investments, or for activities in sectors and purposes prohibited by the state or any other activities that do not align with the purposes of the working capital loan.

Article 2: Loan Interest Rate and Calculation Method

Unless otherwise specified in this contract, the loan interest under this contract shall be calculated based on the actual disbursement amount and the number of days the funds are utilized, from the date the loan is disbursed. The days of fund utilization include the first day and exclude the last day. The daily interest rate is the monthly interest rate divided by 30, and the monthly interest rate is the annual interest rate divided by 12. In other words, the daily interest rate is the annual interest rate divided by 360, but when the loan currency is in pounds, Hong Kong dollars, or Singapore dollars, the daily interest rate is the annual interest rate divided by 365.

The Lender has the right to charge overdue penalty interest on the outstanding loan principal due from the Borrower upon maturity (including situations where the Lender declares early loan maturity) from the date of default, based on the actual number of days past due, in accordance with the agreed-upon overdue interest rate in this contract, until the Borrower repays the principal and interest.

If the Borrower fails to use the loan funds as agreed, the Lender has the right to charge penalty interest on the misused loan amount, based on the actual number of days in default, in accordance with the agreed-upon penalty interest rate, until the Borrower repays the principal and interest.

If the Borrower fails to pay interest on time (including regular interest, overdue interest, and misused penalty interest), the Lender has the right to charge compound interest from the date of default, based on the actual number of days past due, in accordance with the agreed-upon overdue interest rate in this contract.

Unless otherwise agreed upon by both parties in this contract, the loan interest calculation method under this contract is the “simple interest method.” The interest calculation method can be checked on the website of the People’s Bank of China. After the disbursement of the loan under this contract, if on the relevant interest rate pricing date, there is no applicable Loan Prime Rate (LPR) (applicable to RMB) or LIBOR/HIBOR/SIBOR (applicable to foreign currency), the Borrower should negotiate with the Lender to determine an alternative interest rate. If, after five (5) business days from the start of the negotiation, no consensus is reached, the Borrower should repay the entire loan principal and interest within thirty (30) business days from the date consensus couldn’t be reached. If both parties have signed a foreign currency interest rate supplementary contract or foreign currency interest rate amendment contract simultaneously with this contract, the interest rate shall be determined in accordance with the supplementary contract or amendment contract.

Article 3: Loan Withdrawal

Prior to the First Withdrawal: The Borrower shall fulfill the following conditions:

(1) Submit the withdrawal application in accordance with the time and method specified in this contract (the format is attached as Annex 1 or Annex 2), the completed “Loan Certificate,” and other relevant documents;

(2) This contract and the corresponding guarantee contract (if any) have been signed and remain valid, and the guarantee rights have been effectively established;

(3) Submit the current valid business license, articles of association of the Borrower, and recent financial statements of the withdrawal date (including but not limited to the annual financial report audited by a registered accountant for the previous year and the current period);

(4) Provide the Borrower’s board of directors/shareholders’ resolution or equivalent institution’s resolution on the loan, a power of attorney from the legal representative authorizing the authorized representative, and the original specimen of the legal representative’s and authorized representative’s signatures;

(5) The Borrower has opened the relevant account at the request of the Lender;

(6) The Borrower has fulfilled the obligations stipulated in this contract and no default event as stipulated in this contract has occurred;

(7) Other documents or conditions requested by the Lender.

Before Each Withdrawal: In addition to the conditions for the first withdrawal, the Borrower shall also meet the following conditions:

(1) Submit the withdrawal application in accordance with the time and method specified in this contract (the format is attached as Annex 1 or Annex 2), the completed “Loan Certificate,” and other relevant documents;

(2) The representations and warranties made by the Borrower under this contract remain valid;

(3) The Borrower has fulfilled the obligations stipulated in this contract and no default event as stipulated in this contract has occurred;

(4) Other documents or conditions requested by the Lender.

Withdrawal:

(1) The Borrower shall withdraw the loan in a lump sum or in installments according to the withdrawal plan specified in this contract, and make the withdrawal procedures to the Lender at least three (3) business days before the expiration date of each withdrawal date;

(2) If the Borrower needs to postpone or change the withdrawal date, the Borrower shall obtain the consent of the Lender at least three (3) business days before the expiration date of the withdrawal date, and the Lender has the right to request the Borrower to compensate for the interest loss incurred by the Lender (the interest loss shall be the interest loss due to the postponed withdrawal date minus the interest on the demand deposit for the same period);

(3) If the Borrower requests to cancel all or part of the outstanding undrawn loan, the Borrower shall submit the application to the Lender at least three (3) business days before the determined withdrawal date or the termination date of the withdrawal period, and such cancellation shall only be effective after obtaining the Lender’s consent;

(4) If the Borrower fails to complete the withdrawal procedures by the determined withdrawal date or the end of the withdrawal period and does not apply for a postponement, the Lender has the right to cancel the undrawn loan;

The Lender has the right to waive one or more of the above withdrawal conditions without affecting any rights enjoyed by the Lender under this contract.

Article 4: Account Opening and Management

When signing this contract, the Borrower shall have opened a general settlement account and a fund recycling account at the Lender’s place (see Part I of this contract), as well as a working capital loan special account as agreed by both parties (if any). The Borrower agrees that the Lender shall monitor the aforementioned accounts of the Borrower.

If a working capital loan special account is not opened, the general settlement account shall be used to reconcile the disbursement and payment of the loan funds applied by the Borrower at the Lender’s place.

If a working capital loan special account is opened, it shall be used to reconcile the disbursement and payment of the loan funds applied by the Borrower at the Lender’s place, and the funds in the account shall be subject to demand deposit interest. The Borrower agrees that, in addition to keeping the Borrower’s reserved seal in the working capital loan special account, a special seal for monitoring the payment of loan funds by the Lender shall also be reserved. Without the Lender’s written consent, the Borrower shall not arbitrarily change the reserved seal in the working capital loan special account.

The Borrower acknowledges that the fund recycling account is the income account and the repayment reserve account under this contract. The Borrower’s income cash flow or the Borrower’s overall cash flow should flow into the fund recycling account.

The Borrower guarantees that the balance of funds in the repayment reserve account shall not be less than the amount of the Borrower’s current repayment and interest payment three (3) days before each repayment date under this contract. The Borrower agrees that the Lender has the right to restrict or refuse the Borrower’s external payments that may result in the balance of funds in the repayment reserve account falling below the amount due for repayment and interest payment, three (3) days before each repayment date or its preceding three (3) days, to ensure that the balance of funds in the repayment reserve account is sufficient to pay the amount due for repayment and interest payment.

The Lender has the right to monitor the fund recycling account, and if there is any abnormal flow of funds in the fund recycling account, the Lender has the right to inquire with the Borrower about the reasons and take corresponding measures.

Article 5: Payment Supervision

The Borrower agrees that the Lender has the right to manage and control the disbursement of the loan funds through entrusted payment by the Lender and/or independent payment by the Borrower, in order to supervise the use of the loan funds for the purposes as specified in this contract.

The entrusted payment by the Lender refers to the Lender, based on the Borrower’s withdrawal application and payment commission, making payments from the Borrower’s account to the trading parties that meet the purposes stipulated in this contract.

The independent payment by the Borrower refers to the Lender, based on the Borrower’s withdrawal application, disbursing loan funds to the Borrower’s account, and then the Borrower independently making payments to the trading parties that meet the purposes stipulated in the contract.

The Borrower agrees that in the following circumstances—where the Borrower and the Lender have a newly established credit relationship, and the Borrower’s credit status is fair, or if the payment recipient is clear and the individual payment amount exceeds the amount stipulated in this contract (see Part I of this contract), or in other circumstances as determined by the Lender—the Lender may require the use of the entrusted payment by the Lender.

In the case of entrusted payment by the Lender, the Lender has the right to verify whether the payment objects listed in the Borrower’s payment application, the payment amounts, and other information provided by the Borrower, are consistent with the corresponding commercial contract and other supporting documents as stipulated in the loan agreement. After the verification is approved, the Lender will pay the loan funds to the trading parties via the Borrower’s account.

When the Borrower requests an external payment of the loan funds to the Lender, the Borrower shall submit proof materials that comply with the Lender’s requirements, including but not limited to:

(1) Proof documents demonstrating that the payment purpose complies with the designated use in this contract;

(2) Commercial contracts and written documents that truly reflect the Borrower’s payment obligations. For expenses that do not require a contract but must be paid, the Borrower should provide the approved fee policy and standards by the competent authority;

(3) Corresponding invoices or receipts; if they cannot be obtained at the time of payment, the Borrower shall promptly submit the corresponding expenditure invoices or receipts after the payment is completed;

(4) Legally valid payment vouchers;

(5) Other documents requested by the Lender.

The Lender has the right to waive one or more of the above proof materials without affecting any rights enjoyed by the Lender under this contract.

If a working capital loan special account is not opened, the Borrower shall submit a withdrawal application to the Lender three (3) business days before the planned withdrawal date (the format is attached as Annex 1 to this contract), and simultaneously indicate whether it is to be executed through entrusted payment by the Lender or independent payment by the Borrower. The Borrower confirms that the Lender has the right to review whether the Borrower’s relevant information complies with the payment conditions stipulated in this contract and has the decision-making power over the corresponding loan payment methods.

If a working capital loan special account is opened, and entrusted payment by the Lender is to be used, the Borrower shall submit a payment application with the Borrower’s reserved seal affixed to the working capital loan special account three (3) business days before the payment date to the Lender (the format is attached as Annex 3 to this contract). The Lender has the right to review whether the Borrower’s submitted information complies with the payment conditions stipulated in this contract. If the review is approved, the Lender will affix a special seal for monitoring loan fund payment to the payment voucher and make the external payment. If the independent payment by the Borrower is to be used, the Borrower shall submit the payment application (the format is attached as Annex 3 to this contract) and related information to the Lender three (3) business days in advance. The Lender has the right to review whether the Borrower’s submitted information complies with the stipulated conditions in this contract. After the Lender’s review is approved, the Borrower shall complete the payment voucher (the total amount on each summarized payment voucher cannot exceed the amount entrusted for payment as stipulated in this contract). The Lender will then affix the special seal for monitoring loan fund payment on the summarized payment voucher and transfer the corresponding funds to the Borrower’s general settlement account.

In the case of independent payment by the Borrower, the Borrower shall submit a regular summary report to the Lender on the independent disbursement of the loan funds. The Lender has the right to verify the Borrower’s loan payments using account analysis, voucher inspection, and on-site inspections to ensure compliance with the agreed purposes and payment methods.

The Borrower acknowledges that it should directly pay the remittance fees incurred due to the payment of the loan funds, and the Lender has the right to directly deduct the actual amount when it occurs.

During the loan disbursement and payment process, if the Borrower encounters any of the following circumstances, the Lender has the right to request the Borrower to supplement the withdrawal and payment conditions or change the loan payment method, or stop the disbursement and payment of the loan funds:

(1) Decreased credit status;

(2) Weak profitability in the main business;

(3) Abnormal use of loan funds.

Article 6: Repayment

The Borrower shall timely and in full repay the principal and interest of the loan as well as related fees as stipulated in this contract. The Borrower hereby irrevocably authorizes the Lender to actively debit the above-mentioned amount from the Borrower’s account opened with the Lender on the loan maturity date or when the conditions as stipulated in this contract are met, for the purpose of repaying the Lender’s credit.

If the Borrower intends to repay the loan in advance, the Borrower shall submit a written application to the Lender and obtain the Lender’s written consent at least ten (10) banking days before the expected repayment date. Without the Lender’s prior written consent, the Borrower shall still repay the principal and interest in accordance with the agreed terms and interest rate as stipulated in the contract. The early repayment with the Lender’s approval shall be deemed as the loan maturing in advance. In this case, the Lender also has the right to request the Borrower to pay a certain amount of penalty as stipulated in the first part of this contract. The interest for the early repayment shall be calculated based on the actual days of borrowing and repaid together with the principal. The amount of the early repayment of the principal shall not be less than the limit stipulated in the first part of this contract. The repaid principal shall be offset against the loan principal in reverse order according to the repayment plan stipulated in this contract.

If the Borrower is unable to repay the loan on time due to legitimate reasons, the Borrower shall submit an application for loan renewal to the Lender and prepare the necessary documents for handling the renewal procedures no later than the thirtieth (30th) banking day before the repayment deadline as stipulated in this contract. If the loan under this contract is guaranteed, mortgaged, or pledged, written consent from the guarantor, mortgagor, or pledgor should also be obtained. The decision to approve the renewal is at the discretion of the Lender, and in the event that the Borrower does not apply for renewal or the application is not approved by the Lender, the loan shall be deemed overdue from the day after the maturity date.

The Borrower shall not reuse any repaid loan funds.

Article 7: Representations and Warranties

The Borrower makes the following representations and warranties to the Lender, which are made at the time of the signing of this contract and remain valid throughout the term of this contract:

The Borrower is a legal entity or other economic organization established in accordance with applicable laws, with independent legal personality, a sound financial system, and the ability to repay, and has the legal right to enter into and perform this contract.

The Borrower has the right to sign this contract and has obtained all authorizations and approvals required from the shareholders’ meeting, the board of directors, or other authorized institutions to sign and fulfill its obligations under this contract. All the terms of this contract represent the true intention of the Borrower and are legally binding on the Borrower.

The signing and performance of this contract do not violate any laws and regulations that the Borrower is required to comply with (the laws under this contract include laws, regulations, rules, local regulations, judicial interpretations, and other relevant documents of competent authorities that the Borrower is required to comply with), and do not conflict with the articles of incorporation of the Borrower or any other contracts, agreements, or obligations that the Borrower has signed.

The Borrower guarantees that all financial statements issued by the Borrower (if any) comply with applicable laws and regulations, and truthfully, completely, and fairly reflect the financial condition of the Borrower.

The Borrower adheres to the principle of honesty and trustworthiness in the process of signing and performing this contract, and all information, documents, and materials provided to the Lender by the Borrower, including those of the guarantor (including but not limited to business licenses, project approval documents, feasibility studies, self-raised fund implementation certificates, financial statements, etc.), are true, valid, accurate, complete, and without any concealment or omission.

The Borrower guarantees that all necessary filings, registrations, or other procedures required for the validity and legal performance of this contract have been completed.

There has been no significant adverse change in the Borrower’s business or financial condition since the issuance of the most recently audited financial statements.

Strictly adhere to the legal provisions in business operations, conduct various businesses in strict accordance with the business scope specified in the Borrower’s business license or as lawfully approved, carry out annual registration procedures on time, operate and produce in a lawful and compliant manner, have the ability for continuous operation, and possess legal sources of repayment.

Not to waive any matured claims and not to dispose of existing major assets without proper consideration or in an inappropriate manner.

The Borrower has disclosed to the Lender any important facts and conditions, known to it or that it should know, which are crucial for the Lender’s decision on whether to grant the loan under this contract, including but not limited to the business and financial situation, and external guarantee situation.

The Borrower guarantees that its credit is in good standing and there are no significant adverse records.

The Borrower guarantees that there are no other circumstances or events that exist or may exist, which would significantly affect the Borrower’s ability to fulfill its obligations.

Article 8: Stipulations

The Borrower and the Lender agree as follows:

The Borrower guarantees to operate lawfully and use the loan for the purpose as specified in this contract without diversion. The Borrower must provide various financial and accounting documents, including monthly and annual reports, as requested by the Lender and actively cooperate with the Lender in supervising the use of the loan and the Borrower’s business operations. The Lender has the right to inspect and supervise the use of the loan in various ways at any time.

The Borrower shall repay the principal and interest under this contract according to the time, amount, currency, and interest rate specified in this contract, the application, and the “Loan (Credit) Voucher.”

The Borrower guarantees that once any event occurs or is about to occur, which could have a significant adverse impact on the financial condition of the guarantor or its ability to fulfill the guarantee obligation, the Borrower will provide new collateral, which is approved by the Lender, promptly.

The Borrower undertakes not to take the following actions without the prior written consent of the Lender:

(1) Transfer (including sale, gift, debt offset, exchange, etc.), mortgage, pledge, or dispose of all or most of its major assets.

(2) Contract, joint venture, make significant external investments, change the actual controller or major shareholder, carry out shareholding reforms, mergers, acquisitions, joint ventures, division, share transfer, substantial increase in debt financing, establishment of subsidiaries, property transfer, reduction of capital, cessation of business, dissolution, filing for bankruptcy, restructuring, cancellation, or any other act that may affect the Borrower’s repayment ability.

(3) Provide guarantees to third parties that could have a significant adverse impact on its financial condition or its ability to fulfill obligations under this contract.

(4) Early repayment of other long-term debts that may have a significant adverse impact on the Borrower’s ability to fulfill obligations under this contract.

(5) Sign contracts/agreements or assume related obligations that may have a significant adverse impact on the Borrower’s ability to fulfill obligations under this contract.

The Borrower promises to immediately notify the Lender in writing of the occurrence of the following events and deliver the original notice to the Lender (stamped with the official seal) within five (5) banking days from the date of occurrence:

(1) Events that result in the Borrower’s representations and warranties in this contract being untrue, inaccurate, or invalid.

(2) Involvement of the Borrower, its controlling shareholder, actual controller, or related parties in litigation, arbitration, asset seizure, attachment, freezing, enforcement, or similar measures, or involvement of its legal representative/principal in litigation, arbitration, or other enforcement measures.

(3) Changes in the Borrower’s legal representative, authorized agent, responsible person, chief financial officer, contact address, enterprise name, office premises, etc.

(4) Application for reorganization, bankruptcy by other creditors, or revocation by higher supervisory authorities.

(5) Other significant adverse events that could affect the Borrower’s debt repayment ability.

The Borrower guarantees not to prioritize the repayment of other loans over the normal repayment order and undertakes not to sign any contracts or agreements, now or in the future, that would subordinate the loans under this contract.

The Borrower shall make every effort to repay and settle the principal and interest under this contract in the same currency. If the Borrower repays the debt in a different currency, the Borrower should, on its own or authorize the Lender to convert the funds in different currencies into the currency of the loan under this contract according to the “deduction agreement” specified in this contract, and the expenses arising from this will be borne by the Borrower. If the guarantor repays the debt on behalf of the Borrower in a different currency, the expenses arising from this, as specified in the “deduction agreement” of the guarantee contract, will also be borne by the Borrower.

In case of specific circumstances or changes related to the guarantee under this contract, the Borrower shall provide other acceptable guarantees as required by the Lender in a timely manner. Such specific circumstances or changes include but are not limited to the guarantor’s suspension of production, closure, dissolution, operating difficulties, revocation or annulment of business license, application for or being subject to reorganization or bankruptcy, significant changes in business or financial conditions, involvement in major litigation or arbitration, involvement of the legal representative, directors, supervisors, or key management personnel in a case, reduction in value or possible reduction in value of the collateral, or the imposition of property preservation measures, breach of contract under the guarantee contract, or request for the cancellation of the guarantee contract, etc.

The Lender has the right to conduct on-site or off-site due diligence on the Borrower, carry out post-loan inspections of the Borrower’s business operations, financial condition, external guarantee situation, use of loan funds, and repayment status. The Borrower is obligated to actively cooperate with the Lender in loan payment management, post-loan management, and related inspections.

The Lender has the right to accelerate the recovery of the loan funds under this contract based on the Borrower’s fund recovery situation.

Special Stipulations for Group Clients (Applicable to Group Clients):

If the Borrower under this contract is a group client, the Borrower undertakes to:

(1) Timely report related-party transactions exceeding 10% of the actual recipient’s net assets, including: ① the relationship between the parties involved in the transaction; ② the transaction items and nature; ③ the transaction amount or corresponding ratio; ④ pricing policy (including transactions with no amount or only nominal amounts).

(2) If the actual recipient has the following situations, it shall be deemed a default by the Borrower under this contract, and the Lender has the right to unilaterally decide to cancel the unused credit granted to the client, and recover part or all of the used credit, or require the client to add up to 100% of the guarantee deposit: ① providing false materials or concealing important operational and financial facts; ② unilaterally changing the intended use of the credit without the consent of the Lender, misusing the credit, or engaging in illegal or irregular transactions with bank credit; ③ using fictitious contracts with related parties to discount or pledge bills receivable, accounts receivable, and other claims with no actual trade background, thus diverting bank funds or credit; ④ refusing to accept the Lender’s supervision and inspection of its credit fund use and related operational and financial activities; ⑤ major mergers, acquisitions, or reorganizations, which the Lender deems may affect the security of the credit; ⑥ intentionally avoiding or evading bank debts through related transactions.

Special Guarantees, Promises, and Agreements on Green Credit (Applicable to Borrowers whose construction, production, and business operations have the potential to significantly change the environmental conditions and produce irremediable adverse environmental and social consequences, including borrowers involved in nuclear power plants, large hydropower stations, water conservancy projects, and resource exploration projects, as well as borrowers in petroleum processing, coking, nuclear fuel processing, chemical raw material, and chemical product manufacturing, etc., whose construction, production, and business operations are likely to produce adverse environmental and social consequences but can be eliminated through mitigating measures):

(1) The Borrower undertakes to submit an environmental, social, and governance risk report to the Lender and declares and ensures the strengthening of environmental, social, and governance risk management, including: ① ensuring that internal management documents related to environmental, social, and governance risks comply with legal and regulatory requirements and are effectively implemented; ② no significant litigation related to environmental, social, and governance risks exists.

(2) The Borrower undertakes to accept the Lender’s supervision, strengthen environmental, social, and governance risk management including: ① committing to compliance with all activities and performances related to environmental, social, and governance risks; ② establishing a sound internal management system for environmental, social, and governance risks, detailing the responsibilities, obligations, and penalties of relevant personnel of the Borrower; ③ establishing a sound emergency mechanism and measures for environmental, social, and governance risk emergencies; ④ setting up a dedicated department and/or designating special personnel responsible for environmental, social, and governance risk matters; ⑤ cooperating with the Lender or its recognized third party for the assessment and inspection of the Borrower’s environmental, social, and governance risks; ⑥ committing to appropriately respond to strong public or other stakeholders’ questions about the Borrower’s control of environmental, social, and governance risks, or taking other necessary actions; ⑦ pledging to urge the Borrower’s vital related parties to enhance management to prevent the transmission of environmental, social, and governance risks from related parties to the Borrower; ⑧ fulfilling other matters that the Lender deems related to the control of environmental, social, and governance risks.

(3) The Borrower promises to promptly and fully notify the Lender when the following situations occur: ① the status of various permits, approvals, and authorizations related to environmental, social, and governance risks in the construction, operation, and shutdown processes; ② evaluations and inspections of the Borrower’s environmental, social, and governance risks by environmental regulatory agencies or their recognized agencies; ③ the construction and operational status of environmental facilities; ④ emission and compliance status of pollutants; ⑤ the safety and health of employees; ⑥ major complaints and protests from neighboring communities against the Borrower; ⑦ major environmental and social claims; ⑧ other major situations that the Lender considers related to environmental, social, and governance risks.

(4) If the Borrower or the actual recipient has the following, it shall be deemed as a default event by the Borrower under this contract: ① the Borrower’s declaration, guarantee, and promises regarding environmental, social, and governance risk management are not being diligently fulfilled; ② the Borrower is penalized by relevant government departments due to poor environmental, social, and governance risk management; ③ the Borrower receives strong public and/or media questioning due to poor environmental, social, and governance risk management; ④ other default events related to environmental, social, and governance risk management as agreed between the Lender and the Borrower, including cross-default events.

In the event of the aforementioned default events by the Borrower, the Lender has the unilateral right to: ① cancel the credit commitment already made; ② suspend the disbursement of the loan until the Borrower takes satisfactory remedial measures; ③ prematurely recover the disbursed loan; ④ exercise related pledges and other punitive measures in advance if the loan cannot be repaid; ⑤ other punitive measures agreed between the Lender and the Borrower.

The Borrower undertakes not to illegitimately increase local government implicit debts. Otherwise, the Lender has the right to immediately suspend/terminate the Borrower’s drawdown and declare the partial or full early maturity of the loan already disbursed. At the same time, the Lender has the right to report the relevant situation to the relevant regulatory authorities.

Regarding the Anti-Money Laundering Agreement: The Borrower acknowledges and agrees that the Lender has the right, in accordance with applicable anti-money laundering laws and regulations, as well as internal management requirements, to conduct anti-money laundering risk assessments on transactions under this contract. If the Borrower violates the Lender’s anti-money laundering management rules, or if the Lender has reasonable grounds to suspect the Borrower and/or transactions under this contract are involved in money laundering, sanctions, terrorist financing, proliferation financing of weapons of mass destruction, export control, or tax evasion activities identified by the United Nations Security Council, the Financial Action Task Force, China, the United States, the European Union, the United Kingdom, Singapore, and other international organizations or countries, the Lender has the right to take necessary control measures in accordance with the anti-money laundering regulatory requirements of the People’s Bank of China and internal management rules. At the same time, the Lender has the right to restrict or suspend all or part of the business under this contract without notifying the Borrower, declare the loan’s early maturity, terminate this contract, and request the Borrower to bear all losses incurred by the Lender.

The Borrower agrees and irrevocably authorizes the Lender to provide all information related to the contracts/agreements/commitments signed by the Borrower with the Lender, including performance information related to all the aforementioned contracts/agreements/commitments, as well as the basic information and other information provided by the Borrower to the national financial credit information base, for qualified units to query and use in accordance with the requirements of the Credit Reporting Management Regulations and supervisory regulations, as well as the data collection requirements of the national financial credit information base. At the same time, the Lender also has the right to query and use the credit information of the Borrower already entered into the national financial credit information base. This authorization covers all necessary business management processes under this contract before and after the signing of this contract and expires when this contract is terminated.

The Borrower hereby confirms that it fully understands and is aware of the Lender’s opposition to its employees using their positions to seek any form of benefit, and undertakes to avoid such situations based on the principles of integrity and fairness. The Borrower shall not provide any form of kickbacks, gifts, securities, valuable items, various rewards, personal expense reimbursements, private travel, high-cost entertainment, or any improper benefits to the Lender’s employees.

Article 9: Deduction Agreement

The Borrower agrees that when any debt related to the loan under this contract becomes due for payment, the Lender has the right to directly deduct funds from the repayment reserve account opened by the Borrower in [Bank Name] to settle the due debts. If the funds in the repayment reserve account are insufficient to settle the debts, the Lender has the right to deduct funds from any other account opened by the Borrower at any branch of [Bank Name].

The Lender has the right to choose the funds obtained for the repayment of the loan principal, interest, or other expenses. If there are multiple matured debts that have not been paid, the Lender shall determine the sequence of repayment of the debts.

If the currency of the funds obtained for deduction is different from the currency to be repaid, it shall be processed as follows:

(1) If the loan currency is RMB, the funds obtained will be converted into RMB at the buying rate announced by the Lender at the time of deduction for the currency to be deducted, and then used to settle the loan principal and interest.

(2) If the loan currency is non-RMB and the deduction currency is RMB, the funds will be converted into the loan currency at the selling rate announced by the Lender at the time of deduction for the RMB, and then used to settle the loan principal and interest.

(3) If both the loan currency and the deduction currency are non-RMB and different, the funds will be first converted into RMB at the buying rate announced by the Lender at the time of deduction for the currency to be deducted, and then converted into the loan currency at the selling rate announced by the Lender on the same day for the RMB, and then used to settle the loan principal and interest.

Article 10: Proof of Debt Rights

The Lender, in accordance with its consistent business practices, maintains accounting entries related to the business activities involved in this contract in its accounting books to prove the amount of the loan. The Borrower acknowledges that the valid evidence of the loan rights under this contract is based on the accounting vouchers or other valid documentary evidence issued and recorded by the Lender according to its own business regulations.

Article 11: Agreement on Delivery Address

The Lender confirms that the address listed on the first page of this contract is its valid delivery address. All notices sent directly or by mail from the Borrower to the Lender under this contract shall be sent to the address listed on the first page of this contract until the Lender announces a change to the address. The Borrower agrees that all notices sent to the Lender must be deemed as delivered when actually received by the Lender.

The Borrower confirms that the address, fax number, email address, and other delivery information listed on the first page of this contract are valid for mailing or electronic delivery. For all types of non-litigation notices and documents under this contract, as well as any legal documents issued during any litigation process (including first instance, second instance, retrial, and any enforcement procedures) related to this contract, as long as they are sent by mail or by fax, email, or other electronic delivery methods to the mailing or electronic delivery address listed on the first page of this contract, they shall be deemed as delivered. The specific delivery date shall be governed by the provisions on the delivery date in the Civil Procedure Law. Any change to the aforementioned mailing or electronic delivery address that has not been notified to the Lender in advance shall not take effect, and the delivery address confirmed in this contract shall still be considered as a valid delivery address.

Article 12: Events of Default and Handling

Events of Default:

The following circumstances constitute a default by the Borrower towards the Lender:

(1) The Borrower’s statements, guarantees, notifications, authorizations, approvals, agreements, certificates, or any other documents made under this contract are incorrect, misleading, proven to be incorrect or misleading, expired, revoked, or legally ineffective.

(2) The Borrower has violated any provisions of the “Other Agreements between the Parties” (if any) in the first part of this contract or any provisions of Article 8 in the second part.

(3) The Borrower has committed a material default, including but not limited to, violating any other loan or credit agreement or agreement signed by the Borrower; or failing to pay debts due under other loan or credit agreements or agreements signed by the Borrower.

(4) The Borrower’s investors have diverted funds, transferred assets, or transferred equity without authorization.

(5) The guarantor no longer has or will no longer have the ability to provide the corresponding guarantee for the loan, or has violated the terms of the guarantee documents signed by the guarantor.

(6) The Borrower suspends operations, halts production, ceases operations, undergoes reorganization, restructuring, liquidation, receivership, dissolution, revocation or cancellation of business license, or bankruptcy.

(7) The Borrower’s or guarantor’s financial condition deteriorates, their operations encounter severe difficulties, or events or circumstances occur that have an adverse impact on their normal operations, financial condition, or debt repayment capacity.

(8) The Borrower, its controlling shareholder, actual controller, or related parties are involved in major litigation, arbitration, or significant assets are seized, sealed, frozen, forcibly executed, or other equally effective measures are taken; or its legal representative/principal, directors, supervisors, or senior management members are involved in litigation, arbitration, or other mandatory measures that have an adverse impact on the Borrower’s debt repayment capacity.

(9) Failure to repay the principal and interest on time, or failure to use the loan for the agreed purpose.

(10) Failure to make loan fund payments in the agreed manner.

(11) Submission of false or erroneous information and documents for the loan application.

(12) Failure to comply with or exceed the relevant financial constraints specified in this contract.

(13) The balance in the repayment reserve account is less than the amount of principal and interest due within three (3) days prior to any principal and interest repayment date under this contract.

(14) Abnormal fund flow in the general settlement account/fund retrieval account.

(15) Suspected involvement in money laundering, sanctions violations, terrorism financing, mass destruction weapon proliferation financing, export control violations, tax evasion, or other illegal activities.

(16) Irregular addition of local government’s hidden debts.

(17) Any other behavior that violates this contract and is sufficient to hinder the normal performance of this contract or to impair the legitimate interests of the Lender.

Handling of Default:

(1) When one or more of the default situations listed above occur, the Lender may, at its discretion, take one or more of the following measures:

●	Require the Borrower to correct the default within a specified period.

●	Cancel the unused portion of the loan, suspend disbursement and payment of the unused portion of the loan to the Borrower.

●	Declare the full or partial early maturity of the loan principal under this contract, and demand immediate repayment of all or part of the loan, settle the due interest, and immediately recover from the guarantor or the Borrower through various means.

●	Charge default interest on overdue and embezzled loans, and compound interest.

●	Deduct from any account opened by the Borrower at any branch of [Bank Name].

●	Require the Borrower to fulfill additional loan disbursement and payment conditions, or change the loan payment method.

●	Require the Borrower to provide additional guarantees approved by the Lender.

●	Other necessary measures as required by law.

(2)	In addition to the above measures, the Lender may also require the Borrower to assume liability for the default, and request the Borrower to pay liquidated damages (the calculation method of the liquidated damages is specified in the first part of this contract). If the liquidated damages are not sufficient to compensate for the losses suffered by the Lender, the Borrower shall compensate the Lender for all losses incurred.

(3)	If the Borrower fails to fully and timely repay the principal and interest, the Borrower shall also bear all the expenses incurred by the Lender in realizing its rights and guarantees, including but not limited to collection costs, litigation costs, attorney fees, travel expenses, and various other payable expenses.

Article 13: Effectiveness, Amendment, and Termination

This contract shall come into effect upon being signed by the legal representative or authorized agent of the Borrower (or affixed with official seal), and by the legal representative (or person in charge) or authorized agent of the Lender (or affixed with official seal or specific seal for contracts). This contract shall terminate upon full repayment of all the debts under this contract.

After this contract comes into effect, neither party shall unilaterally amend or terminate this contract. If it is necessary to amend or terminate this contract, it shall be agreed upon by both parties through negotiation and documented in a written agreement.

Article 14: Other Provisions

Definitions:

(1) The “entire debt” referred to in this contract refers to the loan principal, interest, liquidated damages, and various expenses incurred to realize the creditor’s rights.

(2) The “interest” referred to in this contract includes interest, default interest, and compound interest.

(3) The “bank business day” referred to in this contract refers to the normal business days of the Lender’s public business at the location of the Lender, excluding Saturdays, Sundays (except for those open for public business due to holiday adjustments), or other statutory holidays.

Applicable Law:

This contract shall be governed by the laws of the People’s Republic of China (excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan for the purposes of this contract), and shall be interpreted accordingly.

Dispute Resolution:

Any disputes arising from this contract shall be resolved through amicable negotiation. In the event that an amicable resolution cannot be reached, the dispute shall be referred to the people’s court at the location of the Lender for litigation. During the dispute, the parties shall continue to perform the clauses not in dispute.

Miscellaneous:

(1) If there are any matters not covered in this contract that require supplementation, the parties may agree and record them in the first part of this contract, or they may reach a separate written agreement to be annexed to this contract. The annexes to this contract (refer to the first part of this contract) are an integral part of this contract and have the same legal effect as the main body of this contract.

(2) During the validity of this contract, the Lender’s indulgence or delay in taking action against the Borrower’s default or other behaviors shall not prejudice, affect, or restrict the rights or interests that the Lender should enjoy as a creditor according to the law or this contract, nor shall it be considered as the Lender’s approval of the Borrower’s breach of the contract. Furthermore, it shall not be deemed as a waiver by the Lender of the right to take action against the Borrower’s existing or future default.

(3) The invalidity of any provision of this contract shall not affect the validity of other provisions of this contract. In the event that this contract becomes invalid for any reason, the Borrower shall still be responsible for repaying all debts owed to the Lender under this contract. In such case, the Lender shall have the right to immediately terminate the execution of this contract and demand immediate repayment of all debts owed by the Borrower under this contract.

(4) The Lender may assign all or part of its rights and/or obligations under this contract, and in such case, the assignee shall enjoy and/or assume the same rights and/or obligations as a party to this contract that the Lender should enjoy and/or assume. Upon receiving the notice of the assignment of rights from the Lender, the Borrower shall assume responsibility to the assignee in accordance with the provisions of this contract.

(5) Unless otherwise specified in this contract, the relevant terms and expressions in the annexes to this contract have the same meanings as in this contract.

(6) The titles under this contract are for reference convenience only and shall not be used as the basis for the contents under such title.